Exhibit 10.54

PUT AND CALL AGREEMENT

dated as of October [    ], 2004,

among USPOLY COMPANY,

and

THE INITIAL HOLDERS

LISTED ON SCHEDULE I HERETO

SCHEDULE I	-	Initial Holders
EXHIBIT A	-	Assignment Form
EXHIBIT B	-	Form of Note

-i-

PUT AND CALL AGREEMENT dated as of October 25, 2004, among USPOLY COMPANY, a Minnesota corporation formerly known as PW Poly Corp. (the “Company”), and the parties listed on Schedule I hereto (the “Initial Holders”).

Preamble

The Initial Holders and PW Eagle, Inc., a Minnesota corporation (“PW Eagle”) are parties to Warrant Agreements dated September 20, 1999 and March 14, 2003 pursuant to which the Initial Holders have certain rights to dividends and distributions made by PW Eagle to its shareholders. PW Eagle may effect certain Spin-Off Transactions (as defined below) pursuant to which PW Eagle would distribute to the Initial Holders certain shares of the common stock of the Company currently owned by PW Eagle. This Agreement sets forth terms and conditions applicable to such shares of common stock.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” of any specified Person means any other Person, directly or indirectly, Controlling or Controlled by or under common Control with such specified Person.

“Agreement” shall mean this Agreement, together with all annexes, schedules and exhibits attached hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Appraiser” means a financial advisory or investment banking firm (a) of regional or national standing in the U.S., (b) experienced in valuations of on-going business concerns of similar size to the Company and (c) familiar with the polyethylene pipe or similar industry.

“Assignment Form” means the assignment form attached as Exhibit A to this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed in New York, New York; provided, however, that any determination of a Business Day relating to a securities exchange or other securities market means a Business Day on which such exchange or market is open for trading.

“Call Closing Date” has the meaning given to such term in Section 4.2(b)(iii).

“Call Notice” has the meaning given to such term in Section 4.2(b)(i).

“Call Notice Date” has the meaning given to such term in Section 4.2(b)(i).

“Call Price” has the meaning given to such term in Section 4.2(b)(ii).

“Call Pricing Date” has the meaning given to such term in Section 4.2(b)(ii).

“Call Right” has the meaning given to such term in Section 4.2(a).

“Cash” means money, currency or a credit balance in a demand deposit account.

“Change of Control” means the occurrence of any of the following events: (i) all or substantially all of the Company’s assets, on a consolidated basis, are sold as an entirety to any Person or related group of Persons or there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving company (other than a consolidation or merger with a wholly owned Subsidiary in which all shares of common stock of the Company outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the common stock of the Company would be converted into Cash, securities or other property, in any case, other than a sale of assets or consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the sale of assets or consolidation or merger have, directly or indirectly, at least a majority of the common stock of the transferee or continuing or surviving company immediately after such sale of assets or consolidation or merger, or (ii) a sale of at least 80% of the then outstanding capital stock of the Company to any Person or related group of Persons.

“Commission” means the Securities and Exchange Commission (or a successor thereto).

“Common Share Register” has the meaning given to such term in Section 3.1.

“Common Shares” means shares of Common Stock held by the Holders.

“Common Stock” means the common stock of the Company, par value $.01 per share.

“Company” has the meaning given to such term in the Caption.

“Company Notice Date” has the meaning given to such term in Section 4.1(b)(i).

“Company Put Notice” has the meaning given to such term in Section 4.1(b)(i).

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Convertible Securities” means any capital stock or other equity interests, evidence of indebtedness or other securities or rights convertible into or exchangeable for shares of Common Stock.

“Fully Diluted Basis” means, with respect to the Common Stock at any time of determination, the number of shares of Common Stock that would be issued and outstanding at such time, assuming full conversion, exercise and exchange of all issued and outstanding Convertible Securities and Options that shall be (or may become) exchangeable for, or exercisable or convertible into, Common Stock, except that the number of shares of Common Stock outstanding on a Fully Diluted Basis shall not include the number of shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities that, at the time of determination, are Out of the Money.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder” means the Initial Holders, and their successors and transferees.

“Holder Put Notice” has the meaning given to such term in Section 4.1(b)(i).

“Indebtedness” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on any of the following, whether incurred prior to, on or after the date of this Agreement: (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) all fees, costs, expenses and other amounts payable in connection with any obligation referred to in clauses (i) through (v); and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person the payment of which the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

“Initial Holders” has the meaning given to such term in the Caption.

“Initiating Put Holders” has the meaning given to such term in Section 4.1(b).

“JPMorgan Holders” means J.P. Morgan Partners (23A SBIC), LLC and its successors and transferees.

“Look-back Event” means with respect to any Holder:

(i) the sale of all or substantially all of the Company’s consolidated assets for a consideration that implies a Look-back Value that exceeds the Call Price received by such Holder pursuant to the exercise of the Company’s Call Right,

(ii) a consolidation or merger of the Company (A) in which the Company is not the continuing or surviving company (other than a consolidation or merger with a wholly owned Subsidiary in which all shares of common stock of the Company outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the common stock of the Company would be converted into Cash, securities or other property, for a consideration that implies a Look-back Value that exceeds the Call Price received by such Holder pursuant to the exercise of the Company’s Call Right, or

(iii) the sale of eighty percent (80%) or more of the then outstanding capital stock of the Company to any Person or related group of Person for a consideration that implies a Look-back Value that exceeds the Call Price received by any Holder pursuant to an exercise of the Company’s Call Right.

“Look-back Value” means the value per Common Share implied pursuant to any transaction set forth in clause (i), (ii) or (iii) of the definition of Look-back Event, as appropriate. If the consideration involved in any Look-back Event is not cash, then the amount of such consideration shall be the fair market value thereof, as of the date of receipt thereof, determined in accordance with the Valuation Procedure.

“Manchester” means Manchester Companies, Inc.

“Manchester Opinion” means a fairness opinion to be provided to PW Eagle by Manchester in connection with the Spin-Off Transactions, using methodologies commonly used by an Appraiser to value an on-going business concern, such as discounted cash flow, comparable transactions and comparable companies.

“Market Price” means, for any security as of any date of determination, the price per share or other applicable unit determined as follows:

(a) if such security is Publicly Traded as of the date of determination, the price shall be determined by computing the average, over a period consisting of the most recent twenty-one (21) Business Days (or such shorter period as such security shall have been listed or quoted) occurring prior to the date of determination, of the applicable price set forth below (but excluding any trades or quotations that are not bona fide, arm’s length transactions):

(i) the average of the closing prices for such security on such Business Day on all domestic national securities exchanges on which such security may be listed if such exchanges are the primary securities markets for such security, or

(ii) if there have been no sales on any such exchange on such Business Day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such Business Day if such exchanges are the primary securities markets for such security, or

(iii) if on any Business Day such security is not so listed, the closing sale price on such Business Day quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, as applicable, or if there have been no sales on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be, on such Business Day, the average of the highest bid and lowest asked prices quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be;

provided, however, that (1) for the purposes of any determination of the “Market Price” of any share or other applicable unit of a security on any day on or after the “ex” date or any similar date for any dividend or distribution paid or to be paid with respect to such security, any price of such security on a day prior to such “ex” date or similar date shall be reduced by the fair market value of the per share amount of such dividend or per unit amount of such distribution as determined in good faith by the Board exercising reasonable business judgment and (2) for the purposes of any determination of the “Market Price” of any security on any day on or after (i) the effective day of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding securities or (ii) the “ex” date or any similar date for any dividend or distribution with respect to such securities in shares or units of that security, any price of such security on a day prior to such effective date or “ex” date or similar date shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution; and

(b) if such security is not Publicly Traded as of the date of determination,

(i) if the date of determination occurs on or before January 31, 2005, the value of the Company determined by Manchester in the Manchester Opinion divided by the number of shares of Common Stock on a Fully Diluted Basis; or

(ii) if the date of determination occurs after January 31, 2005, the fair market value of the Company as of the last day of the month immediately preceding the date of determination determined by an Appraiser selected in accordance with the definition of Valuation Procedure using methodologies commonly used in the determination of value of an on-going business concern divided by the number of shares of Common Stock outstanding on a Fully Diluted Basis.

“MassMutual Holders” means Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Limited and their successors or transferees.

“Note” has the meaning set forth in Section 4.1(c).

“Options” means any warrants, options or other rights to subscribe for or to purchase (A) shares of Common Stock or (B) Convertible Securities.

“Other Put Right Holders” means all Holders that are not Initiating Put Holders.

“Out of the Money” means, at any date of determination (a) in the case of an Option, that the aggregate Market Price as of such date of the shares of Common Stock issuable upon the exercise of such Option is less than the aggregate exercise price payable upon such exercise and (b) in the case of a Convertible Security, that the quotient resulting from dividing the Market Price as of such date of such Convertible Security by the number of shares issuable as of such date upon conversion or exchange of such Convertible Security is greater than the Market Price of a share of Common Stock.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Publicly Traded” means, with respect to any security, that such security is (a) listed on the New York Stock Exchange or (b) quoted on the Nasdaq Stock Market.

“Put Closing Date” has the meaning given to such term in Section 4.1(b)(iii).

“Put Price” has the meaning given to such term in Section 4.1(c)(ii).

“Put Pricing Date” has the meaning given to such term in Section 4.1(b)(ii).

“Put Response Notice” has the meaning given to such term in Section 4.1(c)(i).

“Put Right” has the meaning given to such term in Section 4.1(a).

“Putting Holder” means a Holder who has delivered a Holder Put Notice.

“Put Withdrawal Notice” has the meaning given to such term in Section 4.1(d)(ii).

“PW Eagle” has the meaning given to such term in the Caption.

“Requisite Holders” means, as of any date of determination, Holders holding Common Shares representing at least a majority of the Common Shares.

“Requisite JPMorgan Holders” means, as of any date of determination, those JPMorgan Holders holding Common Shares representing at least a majority of the Common Shares held by all JPMorgan Holders.

“Requisite MassMutual Holders” means, as of any date of determination, those MassMutual Holders holding Common Shares representing at least a majority of the Common Shares held by all MassMutual Holders.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Spin-Off Date” means the Date of Distribution (as defined by Nasdaq) of shares of Common Stock owned by PW Eagle as part of the Spin-Off Transactions.

“Spin-Off Transactions” means the sale by PW Eagle of certain of the outstanding shares of Common Stock and the distribution by PW Eagle to the shareholders of PW Eagle and to certain holders of warrants to purchase shares of PW Eagle of (a) all of the remaining shares of Common Stock owned by PW Eagle and (b) the Cash received from the sale of such shares by PW Eagle.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Company.

“Valuation Procedure” means, with respect to the determination of any amount or value required to be determined in accordance with such procedure, a determination (which shall be final and binding on the Company and the applicable Holders) made by an Appraiser selected by (a) upon the exercise of a Put Right, the Company, the Requisite JPMorgan Holders (if any JPMorgan Holders are selling Common Shares) and the Requisite MassMutual Holders (if any MassMutual Holders are selling Common Shares), (b) upon exercise of a Call Right, the Company and the Requisite Holders or (c) if the Company and such Holders are unable to agree upon an acceptable Appraiser within fifteen (15) days of commencement of this Valuation Procedure, the Appraiser will be selected by an arbitrator located in Chicago, Illinois selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). Such arbitrator shall select the Appraiser (within ten (10) days after such arbitrator’s appointment) from a list, jointly prepared by the Board and the requisite Putting Holders, of not more than six Appraisers, of which no more than three may be named by the Board and no more than three may be named by the Putting Holders. Such arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which Appraiser to choose, but the selection by such arbitrator shall be made in its sole discretion from the list of six. The Company and the Putting Holders may submit to the Appraiser data as they may desire relating to the value of the Company, within ten (10) days after the appointment of the Appraiser, and the Appraiser shall as soon as practicable thereafter make its own determination of the fair market value of the Company. The fees and expenses of any arbitrator and any Appraiser shall be paid by the Company at any time that the Company exercises its Call Right, the first time that the Requisite JPMorgan Holders initiate a Put Right and the first time the Requisite MassMutual Holders initiate a Put Right. In all other instances, the fees and expenses of any arbitrator and any Appraiser shall be paid by the Putting Holders, pro rata, based on the ratio of the number of Common Shares put to the Company by each such Putting Holder to the number of Common Shares put to the Company by all such Putting Holders (including those withdrawn pursuant to a timely Put Withdrawal Notice). If required by any Appraiser or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions.

1.2	Accounting Terms and Determinations.

Except as otherwise may be expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Holders hereunder and under the Common Shares shall be prepared, in accordance with GAAP. All calculations made for the purposes of determining compliance with the terms of this Agreement and the Common Stock shall be made by application of GAAP, except as otherwise may be expressly provided herein.

1.3	Rules of Construction.

The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Any reference to any term contained in any other agreement or other document shall be deemed to be a reference to such term in the applicable agreement or document as in effect as of the date hereof, unless the Requisite Holders have consented to any amendment of such applicable agreement since the date hereof, in which case such reference shall be deemed to be a reference to such term in the applicable agreement or document, as amended through the date of the most recent consent by the Requisite Holders. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

ARTICLE II

ISSUANCE OF COMMON SHARES

2.1	Put and Call Agreement.

The provisions of this Agreement shall apply to the Common Shares, if any, received by each Holder in the Spin-Off Transactions, and each Holder that is not a party to this Agreement, by its acceptance of a Common Share, agrees to be bound by the applicable provisions hereof.

ARTICLE III

CERTAIN ADMINISTRATIVE PROVISIONS

3.1	Form of Common Share; Register.

Each certificate representing Common Shares shall be registered in a common stock share register (the “Common Share Register”). The Common Share Register shall set forth (i) the number of each Common Share certificate and (ii) the name and address of the Holder thereof. The Common Share Register will be maintained by the Company and will be available for inspection by any Holder at the principal office of the Company or such other location as the Company may designate to the Holders in the manner set forth in Section 6.1. The Company shall be entitled to treat the Holder of any Common Share certificate as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Common Share on the part of any other Person.

3.2	Exchange of Certificates representing Common Shares.

(a) The Holder may exchange any Common Share certificate for another certificate or certificates representing in the aggregate the same number of Common Shares being so exchanged. In order to effect an exchange permitted by this Section 3.2, the Holder shall deliver to the Company such Common Share certificate accompanied by a written request signed by the Holder thereof specifying the number and denominations of Common Share certificates to be issued in such exchange and the names in which such Common Share certificates are to be issued. As promptly as practicable but in any event within ten (10) Business Days (or if the Common Shares are Publicly Traded at such time, within such other time period as is customary in the market for Publicly Traded securities) of receipt of such a request, the Company, at its cost, shall issue, register and deliver to the Holder thereof the Common Share certificate(s) to be issued in such exchange and make any necessary changes to the Common Share Register.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any Common Share certificate, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such Common Share certificate, the Company shall, at its cost, issue, register and deliver in lieu of such Common Share certificate a new Common Share certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Common Share certificate.

(c) The Company shall pay any expenses and taxes payable to the State of Minnesota (other than any applicable income, capital gains or similar taxes payable by a Holder of a Common Share certificate) attributable to an exchange of a Common Share certificate pursuant to this Section 3.2; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance of any Common Share certificate in a name other than that of the Holder of the Common Share certificate being exchanged.

3.3	Mechanics of Transfer of Common Shares; Transfer Restrictions.

(a) No sale or other transfer of any Common Shares shall be made by or on behalf of any Holder unless the Common Shares have been duly registered under all applicable federal and state securities laws pursuant to a then-effective registration statement that contemplates the proposed transfer or the proposed sale or other transfer is exempt from such registration. The Holder attempting to transfer a Common Share certificate shall deliver to the Company such Common Share certificate accompanied by a properly completed, duly executed, Assignment Form, such information regarding each transferee (including the name, state of domicile or incorporation or residence, and accredited investor status) and regarding the proposed transfer as is relevant under applicable federal and state securities laws, and a written opinion of counsel (it being understood that such Holder internal counsel shall be deemed reasonably satisfactory) reasonably satisfactory to the Company that the proposed sale or other transfer is exempt from such registration under the Securities Act. In the event that the Company informs a Holder that such proposed transfer is in violation of any applicable federal or state securities laws, no transfer of any Common Shares shall be made by or on behalf of such Holder. As promptly as practicable but in any event within ten (10) Business Days (or if the Common Shares are Publicly Traded at such time, within such other time period as is customary in the market for Publicly Traded securities) of determination of compliance with applicable federal and state securities laws, the Company shall, at its cost, issue, register and deliver to the Holder thereof new Common Share certificates of like kind and tenor representing in the aggregate the same number of Common Shares as the Common Share certificates being transferred.

(b) In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Company in its discretion. The Company shall not be liable for complying with a request by a fiduciary or nominee of a fiduciary to register a transfer of any Common Share certificate that is registered in the name of such fiduciary or nominee.

(c) Notwithstanding the foregoing, no sale or other transfer of any Common Shares shall be effective unless the Person to whom a Common Share certificate is transferred in accordance with this Article III shall execute and deliver to the Company a joinder agreement pursuant to which such Person agrees to become a party to, and to be bound by the terms of and entitled to the benefits under this Agreement. Any transfer or attempted transfer of any Common Shares in violation of the provisions of this agreement shall be null and void.

(d) All certificates evidencing Common Shares now owned by or hereafter issued to a Holder or to any transferee shall bear substantially the following legend, provided, that the absence of this legend on any certificate shall not make this Agreement unenforceable:

“The shares represented by this Certificate may only be transferred in compliance with applicable federal and state securities laws. In addition, the shares represented by this Certificate are subject to and transferable only in accordance with the terms and conditions of that certain Put and Call Agreement dated as of October 25, 2004. A copy of the Put and Call Agreement is on file with the Secretary of the Company and will be provided upon request to any shareholder of record.”

ARTICLE IV

PUT AND CALL RIGHTS

4.1	Put Right

(a) Put Rights. At any one time (subject to Section 4.1(c)) after the earlier of the eighteen-month anniversary of the Spin-Off Date and (ii) a Change of Control, each of the Requisite JPMorgan Holders and the Requisite MassMutual Holders, respectively, shall have the right (the “Put Right”), in accordance with this Section 4.1, to require the Company to purchase all or any part of the Common Shares.

(b) Procedure. The Requisite JPMorgan Holders and the Requisite MassMutual Holders shall each be allowed to initiate the Put Right one time (subject to Section 4.1(c)). Holders initiating the Put Right are referred to as “Initiating Put Holders.” The Put Right may be exercised only once (subject to Section 4.1(c)) by each the Requisite JPMorgan Holders and the Requisite MassMutual Holders, respectively, even if the Initiating Put Holders, and any Other Put Right Holders, require the Company to purchase only part of their Common Shares. If such Put Right results in a Put Withdrawal Notice (as defined below), a Put Right shall be deemed not to have been initiated with regard to those shares withdrawn pursuant to a timely Put Withdrawal Notice.

(i) The Initiating Put Holders may initiate a Put Right by delivering a written notice (an “Initiating Put Notice”) to the Company (y) at any time after the eighteen-month anniversary of the Spin-Off Date or (z) within ten (10) days of delivery of the notice described in Section 5.1 of a Change of Control requesting that the Company purchase Common Shares. The Initiating Put Notice shall set forth the names of all Initiating Put Holders, the aggregate number of Common Shares held by the Initiating Put Holders, and the number of Common Shares (aggregate and per Initiating Put Holder) for which the Put Right is exercised. Within fifteen (15) Business Days after the date the Company receives an Initiating Put Notice from the Initiating Put Holders (the “Initiating Notice Date”), the Company shall deliver written notice (the “Company Put Notice”) to all Other Put Right Holders advising them of the receipt by the Company of such Initiating Put Notice, together with a copy of such Initiating Put Notice. The date on which the Company delivers a Company Put Notice to the Other Put Right Holders is hereinafter referred to as the “Company Notice Date”. Within fifteen (15) days after the Company Notice Date, each Other Put Right Holder may deliver a notice (together with the Initiating Put Notice, each a “Holder Put Notice”) to the Company requesting to include all or any portion of such Person’s Common Shares in such Put (specifying the aggregate number of Common Shares held by the Holder, and the number of Common Shares (aggregate and per Holder) for which the Put Right is exercised), and all Holder Put Notices shall be deemed delivered as of the Initiating Notice Date.

(ii) Within three Business Days after the earlier to occur of (i) the fifteenth day following the Company Notice Date or (ii) the Company’s receipt of Holder Put Notices from all Other Put Right Holders, the Valuation Procedure to determine the Market Price of a Common Share as of the Initiating Notice Date in accordance with the definition of Market Price (the “Put Price”) shall commence. The date on which the Put Price is fixed pursuant to this Section 4.1(b)(ii) is referred to as the “Put Pricing Date”. The Company shall promptly, but in no event more than five (5) Business Days after the Put Pricing Date, deliver written notice of such Put Price to each Putting Holder.

(iii) Subject to the further provisions of this Section 4.1, the purchase and sale of the Common Shares pursuant to a Put Right shall be consummated on a Business Day designated by the Company (the “Put Closing Date”) that is not more than ninety (90) days after the Put Pricing Date. If the Company fails to designate a Put Closing Date, the Put Closing Date shall be the 90th day after the Put Pricing Date or, if such day is not a Business Day, the first Business Day thereafter. On the Put Closing Date (subject to Section 4.1(c)), the Company shall purchase from each Putting Holder, and each Putting Holder shall sell to the Company, each of the Common Shares specified in the Holder Put Notice delivered by such Putting Holder at a purchase price per Common Share equal to the Put Price. Payment of the purchase price for the Common Shares so purchased by the Company shall be made by wire transfer of immediately available funds against delivery of the certificates representing such Common Shares, together with any required endorsement.

(c) Payment.

(i) If the Company is unable to pay in Cash the purchase price for the Common Shares to be purchased pursuant to Section 4.1(b), because of (A) Indebtedness or (B) insufficient funds legally available therefor under applicable law, then (y) subject to the limitations set forth in the this subsection, not later than fifteen (15) Business Days prior to the Put Closing Date, the Company shall deliver written notice (a “Put Response Notice”) to each Putting Holder stating (aa) the reason or reasons that the Company is unable to purchase all of the Common Shares put to it pursuant to one or more Holder Put Notices and (bb) setting forth the aggregate amount of Cash, if any, the Company would be able to pay in light of the restrictions and limitations under the Indebtedness and/or applicable law and (z) each Putting Holder shall have the right to withdraw its Put Notice with regard to that number of Common Shares for which the Company would not pay be able to pay the purchase price in Cash by delivering written notice of such withdrawal (a “Put Withdrawal Notice”) to the Company not later than ten (10) Business Days after the date of the Put Response Notice stating the number shares withdrawn. Each Putting Holder shall be entitled to deliver a Put Withdrawal Notice on a maximum of five (5) occasions (in the aggregate) of delivering an Initiating Put Notice or a Holder Put Notice.

(ii) On the Put Closing Date, the Company thereupon shall (A) purchase the Common Shares, which shall be allocated among the Putting Holders pro rata, based on the ratio of the number of Common Shares put to the Company by each such Putting Holder to the number of Common Shares put to the Company by all such Putting Holders and not withdrawn pursuant to a timely Put Withdrawal Notice and (B) pay in Cash the purchase price for the aggregate amount of Common Shares, if any, that the Company may pay for in Cash on the Put Closing Date (z) within the terms of the Indebtedness and (z) with funds legally available under applicable law for such purpose. Such Cash payment shall be allocated among the Putting Holders pro rata, based on the ratio of the number of Common Shares put to the Company by each such Putting Holder to the number of Common Shares put to the Company by all such Putting Holders and not withdrawn pursuant to a timely Put Withdrawal Notice. Each Putting Holder shall be entitled, at its sole option, to receive a 14% Payment-In-Kind Promissory Note substantially in the form of Exhibit B (the “Note”) hereto for the remainder of the purchase price due to such Putting Holder. If the Company is unable to pay in Cash the purchase price for the Common Shares purchased pursuant to Section 4.1(b), and any Putting Holder elects not to receive a Note, then the amount owing from the Company under the preceding sentence to such Putting Holder shall be adjusted upward at a rate of fourteen percent (14%) per annum, compounded annually, commencing on the Put Closing Date through the date on which the Putting Holder is paid in full in Cash or pursuant to a Note.

(iii) The Company shall use reasonable commercial efforts to obtain the consent of any holder of Indebtedness in order to pay in Cash the purchase price for the Common Shares; provided, however, that in no event shall the Company be obligated to pay to the holders of Indebtedness any fees or other remuneration to obtain such consent in order to fulfill its obligations under this Section 4.1(c).

(d) Costs and Expenses. The out of pocket costs and expenses incurred by the Company in fulfilling its obligations under this Section 4.1 shall be paid by Company the first time that the Requisite JPMorgan Holders initiate a Put Right and the first time the Requisite MassMutual Holders initiate a Put Right. In all other instances, the out of pocket costs and expenses incurred by the Company in fulfilling its obligations under this Section 4.1 shall be paid by the Putting Holders, pro rata, based on the ratio of the number of Common Shares put to the Company by each such Putting Holder to the number of Common Shares put to the Company by all such Putting Holders (including those withdrawn pursuant to a timely Put Withdrawal Notice).

4.2	Call Right.

(a) Call Right. At any time and from time to time after the date of this Agreement, the Company shall have the right (the “Call Right”) to purchase from the Holders all or part of the Common Shares issued to, or to be issued to, and held, or to be held, by such Holders.

(b) Procedures.

(i) The Company may exercise the Call Right by delivering written notice (the “Call Notice”) to each Holder stating that the Company will purchase all or part of the Common Shares held by such Holder pro rata based upon the number of Common Shares held by such Holder relative to the total number of Common Shares held by all Holders. The date on which such Call Notice is delivered is hereinafter referred to as the “Call Notice Date”.

(ii) Within three Business Days after the Call Notice Date, the Valuation Procedure to determine the Market Price of a Common Share as of the Call Notice Date in accordance with the definition of Market Price (the “Call Price”) shall commence. The date on which such Call Price is fixed pursuant to this Section 4.2(b)(ii) is referred to as the “Call Pricing Date”. The Company shall promptly, but in no event more than five (5) Business Days after the Call Pricing Date, deliver written notice of such Call Price to each Holder who had previously received a Call Notice.

(iii) Subject to the further provisions of this Section 4.2, the purchase and sale of the Common Shares pursuant to the Call Right shall be consummated on a Business Day designated by the Company (the “Call Closing Date”) that is not more than ninety (90) days after the Call Pricing Date. If the Company fails to designate a Call Closing Date, the Call Closing Date shall be the 90th day after the Call Pricing Date or, if such day is not a Business Day, the first Business Day thereafter. On the Call Closing Date, the Company shall purchase from each Holder who had previously received a Call Notice, and each such Holder shall sell to the Company, the Common Shares specified in the Call Notice at a purchase price per Common Share equal to the Call Price. Payment of the purchase price for the Common Shares so purchased by the Company shall be made by wire transfer in immediately available funds against delivery of the certificates representing such Common Shares, together with any required endorsement.

(c) Assignment. At any time, the Company may assign its Call Right with regard to all or part of the Common Shares then outstanding; provided, that the assignee(s) of such Call Right shall execute and deliver a joinder agreement pursuant to which such Person agrees to become a party to, and to be bound by, the terms and conditions of Section 4.2 of this Agreement.

(d) Look-back Provision. If the Company or any of its Affiliates consummates, or enters into a binding agreement to consummate, a Look-back Event within six (6) months following the Call Closing Date then, upon consummation of such Look-back Event, each Holder shall be entitled to receive from the Company an amount in Cash, payable by wire transfer of immediately available funds to an account designated by such Holder, equal to the product of (x) the excess, if any, of the applicable Look-back Value over the Call Price, multiplied by (y) the amount of Common Shares sold by such Holder pursuant to the Company’s exercise of the Call Right.

4.3	Transfers Subject to Put and Call.

Nothing in this Article IV shall prevent any Holder from selling or otherwise transferring any or all of its Common Shares in compliance with the provisions of this Agreement prior to the consummation of the Company’s purchase of Common Shares pursuant to a Put Right or a Call Right; provided, that the purchaser of such Common Shares shall take such Common Shares subject to, and shall be entitled to the benefits of, the provisions of this Agreement (including the Put Right set forth in Section 4.1 and the Call Right set forth in Section 4.2).

ARTICLE V

COVENANTS OF THE COMPANY

5.1	Change of Control.

Not less than 15 days prior to any Change of Control, but in no event later than the fifth Business Day following an approval thereof by the Board, the Company shall provide written notice to each Holder of the occurrence of such Change of Control, together with a brief description thereof.

5.2	Merger or Consolidation of the Company.

The Company will not (i) merge or consolidate with or into any other entity, or (ii) sell, transfer or lease all or substantially all of its assets or property (in either case in a transaction in connection with which holders of the shares of Common Stock shall be entitled to receive with respect to or in exchange for shares of the Common Stock, securities of the successor or purchasing entity, Cash or other property) unless the successor or purchasing entity expressly assumes, by supplemental agreement reasonably satisfactory in form and substance to the Requisite Holders, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

5.3	Financial Statements.

The Company will deliver, or cause to be delivered, to each Initial Holder (and to any subsequent Holder upon execution of a confidentiality agreement containing customary terms and conditions, including without limitation, restrictions on such Holder’s use of Company confidential information) each of the following:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the Company’s consolidated audited financial statements with the unqualified opinion of independent certified public accountants selected by the Company, which annual financial statements shall include the Company’s consolidated balance sheet as at the end of such fiscal year and the related statements of the Company’s consolidated income, retained earnings and cash flows for the fiscal year then ended.

(b) as soon as available and in any event within 20 days after the end of each month, an unaudited/internal balance sheet and statements of income and retained earnings of the Company as at the end of and for such month and for the year to date period then ended, subject to year-end audit adjustments.

(c) not later than 30 days after the beginning of each fiscal year, the projected balance sheets and income statements for each month of such year representing the Company’s good faith projections and identical to the projections used by the Company for internal planning purposes, together with a statement of underlying assumptions and supporting information.

5.4	Affiliate Transactions.

The Company will not enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms and the terms thereof are no less favorable to the Company or such Subsidiary than what would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.

ARTICLE VI

MISCELLANEOUS

6.1	Notices.

All notices, claims, requests, demands or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by facsimile, (c) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class, registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a) if to the Company, to:

7901 North Kickapoo

Shawnee, OK 74804

Attention: Chief Financial Officer

Telecopier No.: (302) 376-8818

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402-3397

Attention: K. Lisa Holter, Esq.

Telephone No.: (612) 492-7000

Telecopier No.: (612) 492-7077;

(b) if to any Holder, to such Holder’s address as set forth on Schedule I hereto.

Any notice, demand or request so delivered shall constitute valid notice under this Agreement and shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery, if delivered on a Business Day (otherwise on the next Business Day), (ii) upon receipt in the case of a facsimile transmission if received on a Business Day (otherwise on the next Business Day), (iii) on the next Business Day after the date when sent in the case of delivery by nationally-recognized overnight courier, and (iv) on the fifth Business Day after the date of deposit in the U.S. mail in the case of mailing. Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different Person to which all such notices, demands or requests thereafter are to be addressed.

6.2	Amendments and Waivers.

Any provision of this Agreement may be amended or waived, but only pursuant to a written agreement signed by the Company and the Requisite Holders. No failure on the part of any Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power or privilege under this Agreement or the Common Shares preclude any other or further exercise thereof or the exercise of any other right, power or privilege; notwithstanding, and in limitation of, the foregoing, the Put Right may be exercised only once (subject to Section 4.1(c)) by each of the Requisite JPMorgan Holders and the Requisite MassMutual Holders, respectively.

6.3	Remedies.

Each party to this Agreement shall have all rights and remedies reserved for such party r pursuant to this Agreement and all of the rights and remedies such party may have at law or in equity. The remedies provided herein are cumulative and not exclusive. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

6.4	Assignment; Binding Effect.

Subject to the limitations set forth in this Agreement, each Holder shall have the right to assign or otherwise transfer its rights under this Agreement or any Common Shares held by it. The Company shall not assign its rights or obligations hereunder except as set forth herein. This Agreement shall be binding upon and inure to the benefit of the Company, each Holder and their successors and permitted assigns.

6.5	Counterparts.

This Agreement may be executed in two or more counterparts each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

6.6	GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION EXCEPT TO THE EXTENT THAT THE NEW YORK CONFLICTS OF LAWS PRINCIPLES WOULD APPLY THE APPLICABLE LAWS OF THE STATE OF THE COMPANY’S ORGANIZATION TO INTERNAL MATTERS RELATING TO ENTITIES SUCH AS THE COMPANY ORGANIZED THEREUNDER).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.

(c) THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED) ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

(d) THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 6.6(B) AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.7	Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company and each Holder, or their permitted successors and assigns, any legal or equitable right, remedy or claim hereunder.

6.8	Headings.

Section headings in this Agreement have been inserted for convenience of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

6.9	Aggregation of Common Shares.

All Common Shares held or acquired by any Person and its Affiliates shall be aggregated together for purposes of measuring any numerical thresholds used in determining the availability to any Holder and its Affiliates, taken collectively, of rights under this Agreement.

* * * *

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its authorized signatory, all as of the date and year first above written.

USPOLY COMPANY

By:	/s/ Dobson West
Name: Dobson West
Title: Vice President and Secretary

J.P. MORGAN PARTNERS (23A SBIC), LLC

By: J.P. MORGAN PARTNERS (23A SBIC MANAGER), INC., Its Managing Member

By:	/s/ Richard Waters
Name: Richard Waters
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management, LLC as Investment Advisor

By:	/s/ Charles C. McCobb, Jr.
Name: Charles C. McCobb, Jr.
Title: Managing Director

MASSMUTUAL CORPORATE INVESTORS

By:	/s/ Charles C. McCobb, Jr.
Name: Charles C. McCobb, Jr.
Title: Vice Treasurer

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort to be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

Signature Page to Put and Call Agreement

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/ Charles C. McCobb, Jr.
Name: Charles C. McCobb, Jr.
Title: Vice President

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust individually, but the Trust’s assets and property only shall be bound.

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By:	Babson Capital Management, LLC under delegated authority from Massachusetts Mutual Life Insurance Company, as Investment Manager

By:	/s/ Charles C. McCobb, Jr.
Name: Charles C. McCobb, Jr.
Title: Managing Director

Signature Page to Put and Call Agreement

SCHEDULE I

Initial Holders

NAME AND ADDRESS

J.P. MORGAN PARTNERS (23A SBIC), LLC

c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas

39th Floor

New York, NY 10020-1080

Attention: Richard D. Waters, Jr.

Telecopier: (212) 899-3588

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Attention: Frederick M. Bachman, Esq.

Fax: (212) 728-5950

Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111 Attn: Securities Custody and Collection Department F381

MassMutual Corporate Investors c/o Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111 Attn: Securities Custody and Collection Department F381

MassMutual Participation Investors c/o Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111 Attn: Securities Custody and Collection Department F381

MassMutual Corporate Value Partners Limited c/o Bank of America Trust and Banking Corporation (Cayman) Limited P.O. Box 1092 George Town, Grand Cayman Cayman Island, B.W.I.

NAME AND ADDRESS

cc: Massachusetts Mutual Life Insurance Company 1295 State Street Springfield, MA 01111-0001 USA Attn: Roger Crandall Wallace Rodger

EXHIBIT A

ASSIGNMENT FORM

[To be signed only upon transfer of Common Shares]

For value received, the undersigned hereby sells, assigns and transfers unto                                         ,                                          shares of Common Stock of USPOLY COMPANY (the “Company”), standing in the undersigned’s name on the books of the Company represented by certificate number(s)                              herewith, and irrevocably appoints                                                       attorney to transfer such shares of Common Stock on the books of the Company, with full power of substitution in the premises.

Dated:

(Signature)

(Address)

EXHIBIT B

FORM OF NOTE